Exhibit 99.2

Evolution Petroleum Acquisition of Non-Operated Natural Gas Assets in Wyoming's Jonah Field

HOUSTON, TX / ACCESSWIRE / February 9, 2022 / Evolution Petroleum (NYSE American: EPM) ("Evolution" or the "Company") today announced today that is has entered into a definitive agreement to acquire non-operated natural gas assets in the Jonah Field in Sublette County, Wyoming (the "Transaction") from privately-owned Exaro Energy III, LLC ("Exaro"). The purchase price of the Transaction is $29.4 million, subject to customary purchase price adjustments and closing conditions, including receipt of all necessary written consents, approvals, waivers, and any exercises of preferential purchase rights. The effective date of the Transaction is February 1, 2022 with a closing date on or about April 1, 2022.

Acquisition Highlights

•Adds approximately 42 billion cubic feet of natural gas equivalent ("BCFe") of long-life proved developed producing ("PDP") reserves(1) in a long-life, historically prolific natural gas field;
•Increases Evolution's net daily production by approximately 37% or 14.2 million cubic feet of natural gas equivalent per day ("MMCFepd") (88% natural gas, 6% oil, and 6% natural gas liquids ("NGLs")(2);
•Provides immediately accretive cash flow, product diversity, increased scale, and further dividend support with minimal incremental overhead;
•Includes an average working interest of 19.3% and an average revenue interest of 14.7% in 648 producing wells and approximately 1,040 net acres in the Jonah Field in Wyoming;
•Natural gas production has access to multiple attractive markets including to the west through the Opal market hub, with optionality to flow to eastern markets;
•Jonah Field has been operated since 2014 by Jonah Energy LLC ("Jonah Energy"), which is a top-tier, responsible, and established operator in the region; and
•Transaction expected to be funded from cash on hand and borrowings under the Company's existing senior credit facility.

Management Comments

"We are pleased to announce an expansion of Evolution's footprint in Wyoming with our latest acquisition in the prolific Jonah Field. Coupled with our recent acquisition in the Williston Basin, we are executing on our acquisitions strategy to add accretive assets to Evolution that deliver meaningful value and cash return to our shareholders over the long term," said Jason Brown, President and CEO. "The Jonah Field acquisition embodies Evolution's sharp focus on long-life, low-decline reserves that generate strong cash flow. We are also pleased to partner with another proven operator that is highly regarded for its focus on implementation of new technologies and demonstrated accountability. This accretive transaction allows us to further diversify into natural gas assets in Wyoming with access to attractive western markets."

Brown continued, "Over the last two years, Evolution has increased both production and reserves by over 400%. Equally important, we have accomplished this growth and value creation without material shareholder dilution or onerous debt. With the expected incremental debt, we estimate that our debt post-closing will remain below one times our pro forma annualized EBITDA, and our cash flow will allow rapid debt reduction while continuing to support our dividend strategy. Further, these acquisitions have been accomplished with minimal increases in overhead, which is expected to dramatically reduce our G&A cost per barrel."

"Our two recent acquisitions in the Williston Basin and Jonah Field have strengthened Evolution's future cash flow generation and added the ability to invest in, internally maintain, and grow production through low-risk development drilling with our operating partners. We anticipate that with these acquisitions we have extended dividend support for the next decade. We believe that the diversification of geology, reserves, commodities, geographic markets, and operator partnerships all contribute to the strength and health of our Company. Our near term focus will be on integrating these assets, working with our operating partners to enhance profitability, reducing the incremental debt associated with these acquisitions, and enhancing our dividend payout. The transformative nature of our recent acquisitions enhances Evolution's opportunities and we are very excited about the future."

Asset Details

The asset includes an average working interest of 19.3% and an average revenue interest of 14.7% interest in 648 producing wells and approximately 1,040net acres in the Jonah Field in Sublette County, Wyoming. Jonah Field is a historically prolific, long term natural gas field located within the greater Green River Basin. Current net daily production of the acquired asset is approximately 14.2MMCFepd with a commodity split of 88% natural gas, 6% oil, and 6% NGLs(2). All wells are operated by Jonah Energy, which is an established operator in Wyoming and has operated in the field since 2014. The asset was evaluated solely on the basis of current production, or PDP basis. Evolution expects to add 42 BCFe of long-life PDP reserves at $0.70per MCFe cost(1).

Evolution considers the gas marketing optionality to be an attractive and risk-reducing attribute of the acquired assets. Natural gas produced in the Jonah Field can be sold to western markets through the Opal hub, and have recently traded at a premium to Henry Hub. Natural gas can also be moved and sold to eastern and Gulf Coast markets as well, which reduces the risk of pipeline takeaway capacity access.

Transaction Consideration and Capital Available

Evolution plans to fund the Transaction with cash on hand and borrowings under the Company's existing senior secured credit facility with MidFirst Bank. Effective November 9, 2021, the Company's borrowing base was increased to $50 million, with an elected commitment amount of $40 million. As of December 31, 2021 and prior to the transaction, the Company had approximately $13 million in cash on hand and had $4million drawn under the credit facility. The Company estimates that net debt after giving effect to the Transaction, in addition to the recently announced Williston Basin transaction, will be below the Company's targeted maximum of one times pro forma Adjusted annual EBITDA(3). The credit facility agreement requires the Company to enter into hedges covering a portion of oil and natural gas production on a rolling twelve-month basis depending on the level of debt.

Presentation and Discussion

Evolution has posted a presentation highlighting the merits and details of both the Jonah Field acquisition and the recently closed Williston Basin acquisition on the Company's website: www.evolutionpetroleum.com.

The Company intends to discuss and answer questions regarding the two recent acquisitions along with the posted presentation in its quarterly earnings call on Thursday February 10, 2022. Details for the conference call are as follows:

Date: Thursday, February 10, 2022
Time: 2:00 p.m. Eastern (1:00 p.m. Central)
Call: Provide access code of 526210 after dialing:
888-506-0062 (Toll free United States & Canada)
973-528-0011 (International)

To listen live via webcast, click the link https://www.webcaster4.com/Webcast/Page/2188/44514 or go to the Company's website at www.evolutionpetroleum.com. An audio replay will be available on Evolution's website following the call. An audio replay will also be available two hours after the end of the conference call through May 11, 2022 and will be accessible by dialing 877-481-4010 (Toll free United States & Canada); 919-882-2331 (International) with the replay pin number of 44514.

About Evolution Petroleum

Evolution Petroleum Corporation is an oil and natural gas company focused on delivering a sustainable dividend yield to its shareholders through the ownership, management, and development of producing oil and natural gas properties onshore in the United States. The Company's long-term goal is to build a diversified portfolio of oil and natural gas assets primarily through acquisition, while seeking opportunities to maintain and increase production through selective development, production enhancement, and other exploitation efforts on its properties. Our assets include our non-operated interests in the Barnett Shale in North Texas, a CO2 enhanced oil recovery project in Louisiana's Delhi field, a secondary recovery project in Wyoming's Hamilton Dome field, and our interest in recently acquired properties in the Williston Basin in North Dakota. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at http://www.evolutionpetroleum.com.

Cautionary Statement

All forward-looking statements contained in this press release regarding current expectations, potential results and future plans and objectives of the Company involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," "outlook," "should," "will," and words of similar meaning are forward-looking statements. Although our expectations are based on business, engineering, geological, financial, and operating assumptions that we believe to be reasonable, many factors could cause actual results to differ materially from our expectations and we can give no assurance that our goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

Company Contacts

Jason Brown, President & CEO
Ryan Stash, SVP & CFO
(713) 935-0122
JBrown@evolutionpetroleum.com
RStash@evolutionpetroleum.com

Footnotes:

1.Reserves calculations are based on Company-engineered reserves estimates as of 2/1/2022 at fixed 12/31/2021 SEC prices of $3.64/MMBTU and $66.55/barrel.

2. Production estimate based on average three months ended 9/30/2021.

3. Adjusted EBITDA is Earnings Before Interest, Taxes, Depreciation and Amortization and is a non-GAAP financial measure. The Company defines Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion and amortization (DD&A), stock-based compensation, other amortization and accretion, ceiling test impairment and other impairments, unrealized loss (gain) on change in fair value of derivatives, and other non-cash expense (income) items.

SOURCE: Evolution Petroleum Corporation